EXHIBIT 1.20

THORNBURG MORTGAGE, INC.

14,000,000 SHARES

CONTROLLED EQUITY OFFERINGSM

SALES AGREEMENT

July 22, 2005

CANTOR FITZGERALD & CO.
110 East 59th Street
New York, NY 10022

Ladies and Gentlemen:

          THORNBURG MORTGAGE, INC., a Maryland corporation (the “Company”), confirms its agreement (this “Agreement”) with Cantor Fitzgerald & Co. (“CF&Co”), as follows:

     1.   Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through CF&Co, acting as agent and/or principal, (a) up to 12,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); provided, however, that, in no event shall the aggregate sales price of the Common Stock sold in “at the market” offerings (as defined in Section 3 below) exceed $298 million; and (b) up to 2,000,000 shares of the Company’s 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”; and together with the Common Stock, the “Shares”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the number and aggregate sales price of Shares issued and sold under this Agreement shall be the sole responsibility of the Company, and CF&Co shall have no obligation in connection with such compliance. The issuance and sale of Shares through CF&Co will be effected pursuant to the Registration Statement (as defined below) filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”).

          The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission a registration statement on Form S-3 (File No. 333-125125), including a base prospectus, with respect to the Shares, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”). The Company has prepared a prospectus supplement (the “Prospectus Supplement”) to the base prospectus included as part of such registration statement. The Company has furnished to CF&Co, for use by CF&Co, copies of one or more prospectuses included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Shares. Except where the context otherwise requires, such registration statement, as amended when it became effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act and also including any other registration statement filed pursuant to Rule 462(b) under the Securities Act, collectively, are herein called the “Registration Statement,” and the base prospectus, including all documents incorporated therein by reference, included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System (“EDGAR”).

     2.   Placements. Each time that the Company wishes to issue and sell Shares hereunder (each, a “Placement”), it will notify CF&Co of the proposed terms of such Placement. If CF&Co wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company, wishes to accept amended terms, CF&Co will issue to the Company a written notice setting forth the terms that CF&Co is willing to accept, including without limitation the number of Shares (“Placement Shares”) to be issued, the type of Shares, the manner(s) in which sales are to be made, the date or dates on which such sales are anticipated to be made, any minimum price below which sales may not be made, and the capacity in which CF&Co may act in selling Placement Shares hereunder (as principal, agent or both) (a “Placement Notice”), the form of which is attached hereto as Schedule 1. The amount of any discount, commission or other compensation to be paid by the Company to CF&Co shall be equal to (a) two percent (2%) of the initial Fifteen Million Dollars ($15,000,000) of the gross proceeds with respect to sales actually effected by CF&Co during any calendar month (the “Monthly Sales Threshold”) prior to the termination of this Agreement, plus (ii) three percent (3%) of the gross proceeds in excess of the Monthly Sales Threshold for sales actually effected by CF&Co during that same calendar month prior to the termination of this Agreement. For the avoidance of doubt, the date that any sale shall be deemed to have been effected for purposes of determining whether the Monthly Sales Threshold has been achieved in any calendar month and the corresponding applicable discount to be applied pursuant to the immediately preceding sentence (i.e., 2% or 3%) shall be conclusively determined by the trade date set forth on the relevant sales confirmation ticket, and such determination shall be final and binding upon the parties. The terms set forth in a Placement Notice will not be binding on the Company or CF&Co unless and until the Company delivers written notice of its acceptance of all of the terms of such Placement Notice (an “Acceptance”) to CF&Co; provided, however, that neither the Company nor CF&Co will be bound by the terms of a Placement Notice unless the

Company delivers to CF&Co an Acceptance with respect thereto prior to 4:30 p.m. (New York time) on the Business Day (as defined below) following the Business Day on which such Placement Notice is received by the Company in accordance with Section 12 (Notices). It is expressly acknowledged and agreed that neither the Company nor CF&Co will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until CF&Co delivers a Placement Notice to the Company and the Company accepts such Placement Notice by means of an Acceptance, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

     3.   Sale of Placement Shares by CF&Co. Subject to the terms and conditions herein set forth, upon the Company’s Acceptance of a Placement Notice, and unless the sale of the Placement Shares described therein has been suspended or otherwise terminated in accordance with the terms of this Agreement, CF&Co will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. CF&Co will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) next following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to CF&Co with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of deductions made by CF&Co (as set forth in Section 5(a)) from gross proceeds for the Placement Shares that it receives from such sales. CF&Co may sell Placement Shares by any method deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the New York Stock Exchange (the “Exchange”), the existing trading market for the Shares, or to or through a market maker. CF&Co may also sell Placement Shares by any other method permitted by law, including but not limited to privately negotiated transactions. The Company acknowledges and agrees that (i) there can be no assurance that CF&Co will be successful in selling Placement Shares, and (ii) CF&Co will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by CF&Co to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3. For the purposes hereof, “Trading Day” means any day on which Common Stock is purchased and sold on the principal market on which the Common Stock is listed or quoted.

     4.   Suspension of Sales. The Company or CF&Co may, upon notice to the other party in writing (including by email correspondence if receipt of such correspondence is actually acknowledged by the party to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission), suspend any sale of Placement Shares; provided, however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Each of the parties hereto agrees that no such notice shall be effective against the other unless it is made to one of the individuals named on Schedule 2 hereto, as such Schedule may be amended from time to time.

     5.   Settlement.

          (a)  Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the third (3rd) Business Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date for the sale of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by CF&Co at which such Placement Shares were sold, after deduction for (i) CF&Co’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, (ii) any other amounts due and payable by the Company to CF&Co hereunder pursuant to Section 7(g) (Expenses) hereof, and (iii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

          (b)  Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting CF&Co’s or its designee’s (provided CF&Co shall have given the Company written notice of such designee prior to the Settlement Date) account at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto and, upon receipt of such Placement Shares, which in all cases shall be freely tradable, transferable, registered shares in good deliverable form, CF&Co will deliver the related Net Proceeds in same day funds to an account designated by the Company prior to the Settlement Date. If the Company defaults in its obligation to deliver Placement Shares on a Settlement Date, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Section 9(a) (Indemnification) hereto, it will (i) hold CF&Co harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay to CF&Co any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

     6.   Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, CF&Co that as of the date of this Agreement and as of each Representation Date (as defined in Section 7(m)) below on which a certificate is required to be delivered pursuant to Section 7(m) of this Agreement, as the case may be:

          (a)  Registration Statement and Prospectus. The Company meets the requirements for use of Form S-3 under the Securities Act. The Registration Statement has been filed with the Commission and has been declared effective under the Securities Act. The Registration Statement has named CF&Co as an underwriter, acting as principal and/or agent that the Company might engage in the section entitled “Plan of Distribution.” The Company has not received, and has no notice of, any order of the Commission preventing or suspending the use of the Registration Statement, or threatening or instituting proceedings for that purpose. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed. Copies of the Registration Statement, the Prospectus, and any such amendments or supplements and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered, or made available through EDGAR, to CF&Co and their counsel. The Company has not distributed and will not distribute any offering material in connection with the offering or sale of the Placement Shares other than the Registration Statement and the Prospectus. The Common Stock is currently listed on the Exchange under the trading symbol “TMA.” The Preferred Stock is currently listed on the Exchange under the trading symbol “TMA PRC.”

          (b)  No Misstatement or Omission. Each part of the Registration Statement, when such part became or becomes effective or was or is filed with the Commission, and the Prospectus, and any amendment or supplement thereto, on the date of filing thereof with the Commission and at each Settlement Date, conformed or will conform in all material respects with the requirements of the Securities Act. Each part of the Registration Statement, when such part became or becomes effective or was or is filed with the Commission, did not, or will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus and any amendment or supplement thereto, on the date of filing thereof with the Commission and at each Settlement Date, did not or will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, written information concerning CF&Co that was furnished in writing to the Company by CF&Co specifically for use in the preparation thereof.

          (c)  Conformity with Securities Act and Exchange Act. The documents incorporated by reference in the Registration Statement, the Prospectus or any amendment or supplement thereto, when they were or are filed with the Commission under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

          (d)  Financial Information. The consolidated financial statements of the Company and the Subsidiaries (as defined below), together with the related schedules and notes thereto, set forth or included or incorporated by reference in the Registration Statement and the Prospectus are accurate in all material respects and fairly present the financial condition of the Company and the Subsidiaries as of the dates indicated and the results of operations, changes in financial position, stockholders’ equity and cash flows for the periods therein specified are in conformity with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise stated therein). The selected financial data included or incorporated by reference in the Registration Statement and the Prospectus present fairly the information shown therein and, to the extent based upon or derived from the financial statements, have been compiled on a basis consistent with the financial statements presented therein. Any pro forma financial statements of the Company and the Subsidiaries, and the related notes thereto, included or incorporated by reference in the Registration Statement and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the basis described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. The Company and, to the Company’s knowledge, the Subsidiaries (as defined below) do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Registration Statement and the Prospectus. No other financial statements are required to be set forth or to be incorporated by reference in the Registration Statement or the Prospectus under the Securities Act.

          (e)  Conformity with EDGAR Filing. The Prospectus delivered to CF&Co for use in connection with the sale of the Placement Shares pursuant to this Agreement will be identical to the versions of the Prospectus created to be transmitted to the Commission for filing via EDGAR, except to the extent permitted by Regulation S-T.

          (f)  Organization. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Maryland with full corporate power and authority necessary to own, hold, lease and/or operate its assets and properties and to conduct the business in which it is engaged and as described in the Registration Statement and Prospectus; and the Company is duly qualified as a foreign entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure, individually or in the aggregate, to be so qualified and be in good standing would not have a material adverse effect on (i) the consolidated business, operations, assets, properties, financial condition, reputation, prospects or results of operations of the Company and the Subsidiaries (as defined herein) taken as a whole, (ii) the transactions contemplated hereby, (iii) the Shares, including the Placement Shares, or (iv) the ability of the Company to perform its obligations under this Agreement (collectively, a “Material Adverse Effect”). The Company has full corporate power and authority necessary to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Company is in compliance in all material respects with the laws, orders, rules, regulations and directives applicable to it. Complete and correct copies of the articles of incorporation and of the bylaws of the Company and all amendments thereto have been delivered to CF&Co.

          (g)  Subsidiaries. (1) The Company has no “subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act) other than Thornburg Mortgage Depositor, LLC (“TMD”), Thornburg Mortgage Capital Resources, LLC (“TMCR”), Thornburg Mortgage Home Loans, Inc. (“TMHL”), Thornburg Mortgage Funding Corporation II (“Funding II”) and Thornburg Mortgage Acceptance Corporation II (“Acceptance II”) (each a “Subsidiary” and, collectively, the “Subsidiaries”). Each of the Subsidiaries has been duly organized and is validly existing as a corporation or limited liability company in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction, in which its ownership or lease of property or assets or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing would not have a Material Adverse Effect, and has full corporate or limited liability company power and authority necessary to own, hold, lease and/or operate its assets and properties, and to conduct the business in which it is engaged and as described in the Prospectus. Each of the Subsidiaries is in compliance in all material respects with the laws, orders, rules, regulations and directives applicable to it.

Complete and correct copies of the certificates of incorporation and of the bylaws of the Subsidiaries and all amendments thereto have been delivered to CF&Co.

               (2) Other than the Subsidiaries, the Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity. All of the outstanding equity interests of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, and are wholly owned by the Company, directly or indirectly, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or other equity or adverse claims. The Company directly owns 100% of each of TMD and TMHL. TMCR is wholly owned by TMD. Funding II and Acceptance II are wholly owned by TMHL. No options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or ownership interests in the Subsidiaries are outstanding.

               (3) Thornburg Mortgage Advisory Corporation (the “Manager”) has been duly formed and incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction, in which its ownership or lease of property or assets or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing would not have a material adverse effect on the Manager, and has full corporate power and authority necessary to own, hold, lease and/or operate its assets and properties, to conduct the business in which it is engaged and as described in the Prospectus, and the Manager is in compliance in all material respects with the laws, orders, rules, regulations and directives issued or administered by such jurisdictions. Complete and correct copies of the certificate of incorporation and of the bylaws of the Manager and all amendments thereto have been delivered to CF&Co. The Manager has no “subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act).

          (h)  No Violation of Charter or Agreements. Neither the Company, any of the Subsidiaries, nor the Manager is in breach of, or in default under (nor has any event occurred which with notice, lapse of time or both would result in any breach of, or constitute a default under), (i) their respective charters, bylaws or organizational documents, as the case may be, or (ii) any obligation, agreement, covenant or condition contained in any contract, license, repurchase agreement, management agreement, indenture, mortgage, deed of trust, bank loan or credit agreement, note, lease or other evidence of indebtedness, or any lease, contract or other agreement or instrument to which the Company, any of the Subsidiaries, or the Manager is a party or by which the Company, the Subsidiaries, the Manager or any of their respective assets or properties may be bound or affected. To the knowledge of the Company and the Manager, no other party under any contract or other agreement to which the Company or any of the Subsidiaries is a party is in default in any respect thereunder. The execution, delivery and performance of this Agreement, the issuance and sale of the Placement Shares and the consummation of the transactions contemplated hereby will not conflict with, or result in any breach of or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach of, or constitute a default under), (i) any provision of the charter, bylaws or organizational documents, as the case may be, of the Company, any of the

Subsidiaries, or the Manager, (ii) any provision of any contract, license, repurchase agreement, management agreement, indenture, mortgage, deed of trust, bank loan or credit agreement, note, lease or other evidence of indebtedness, or any lease, contract or other agreement or instrument by which the Company, any of the Subsidiaries, or the Manager, or any of their respective assets or properties may be bound or affected, or, with respect to the Manager, which would have a material adverse effect on the ability of the Manager to perform its obligations under the Management Agreement (as defined below) or (iii) any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Company or any of the Subsidiaries. Neither the Company, any of the Subsidiaries, nor the Manager has, at any time during the past five years, (i) made any unlawful contributions to any candidate for any political office or failed fully to disclose any contribution in violation of law, or (ii) made any payment to any state, federal or foreign government official or other person charged with similar public or quasi-public duty (other than payment required or permitted by applicable law).

          (i)  Capitalization. As of December 31, 2004, the Company had an authorized, issued and outstanding capitalization as set forth in its statements of financial condition included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right.

          (j)  Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and (ii) the indemnification and contribution provisions of Section 9 hereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

          (k)  Capital Stock and Placement Shares in Proper Form. The capital stock of the Company, including the Placement Shares, conforms in all material respects to the description thereof contained in the Registration Statement and the Prospectus and such description conforms in all material respects to the rights set forth in the instruments defining the same. The certificates for the Placement Shares are in due and proper form and the holders of the Shares will not be subject to personal liability by reason of being such holders.

          (l)  Authorization of Placement Shares. The Placement Shares, when issued and delivered pursuant to the terms approved by the Board of Directors or a duly designated committee thereof, against payment therefor as provided herein, will be duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act.

          (m)  No Consents Required. No approval, authorization, consent or order of or filing with any national, state or local governmental or regulatory commission, board, body, authority or agency is required in connection with the issuance and sale of the Placement Shares or the consummation by the Company of the transactions contemplated hereby other than (i) registration of the Placement Shares under the Securities Act, (ii) any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Placement Shares are being offered by CF&Co, (iii) filing of any supplements or reports under the Securities Act or the Exchange Act, or (iv) such approvals obtained or to be obtained in connection with the approval of the listing of the Placement Shares on the Exchange.

          (n)  No Preferential Rights. Except as set forth in the Registration Statement and the Prospectus, (i) no person, as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act (each, a “Person”), has the right, contractual or otherwise, to cause the Company to issue or sell to such Person any shares of Common Stock or shares of any other capital stock or other securities of the Company, (ii) no Person has any preemptive rights, resale rights, rights of first refusal, or any other rights (whether pursuant to a “poison pill” provision or otherwise) to purchase any shares of Common Stock or shares of any other capital stock or other securities of the Company, (iii) no Person has the right to act as an underwriter or as a financial advisor to the Company in connection with the offer and sale of the Shares, and (iv) no Person has the right, contractual or otherwise, to require the Company to register under the Securities Act any shares of Common Stock or shares of any other capital stock or other securities of the Company, or to include any such shares or other securities in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Placement Shares as contemplated thereby or otherwise.

          (o)  Independent Public Accountant. PricewaterhouseCoopers LLP (“PWC”), whose report on the consolidated financial statements of the Company is filed with the Commission as part of the Registration Statement and the Prospectus, are and, during the periods covered by their report, were, to the Company’s knowledge, independent public accountants within the meaning of the Securities Act and the Public Accounting Oversight Board (United States). PWC is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to the Company.

          (p)  Enforceability of Agreements. All agreements between the Company and third parties expressly referenced in the Prospectus are legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and (ii) the indemnification provisions of certain agreements may be limited by federal or state securities laws or public policy considerations in respect thereof.

          (q)  No Litigation. There are no actions, suits, claims, investigations, inquiries or proceedings pending or, the Company’s knowledge, threatened to which either the Company or, to the Company’s knowledge, any of the Subsidiaries, or the Manager, or any of their respective officers or directors is a party or of which any of their respective properties or other assets is subject at law or in equity, or before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency that could result in a judgment, decree or order having individually or in the aggregate a Material Adverse Effect or that could prevent, or interfere in any material respect with the consummation of the transactions contemplated hereby.

          (r)  Securities Act Filings. During the period of at least the last twenty-four (24) months, the Company has timely filed with the Commission all documents and other material required to be filed pursuant to Sections 13, 14 and 15(d) under the Exchange Act.

          (s)  Market Capitalization. As of the date of this Agreement, the aggregate market value of the Company’s voting stock held by nonaffiliates of the Company was equal to or greater than $150 million.

          (t)  No Material Changes. Subsequent to the respective dates as of which information is given in, or incorporated by reference into, the Registration Statement and the Prospectus, there has not been (i) any change, development, or event that has caused, or could reasonably be expected to result in, a Material Adverse Effect or (ii) any change in the number of authorized shares of capital stock.

          (u)  No Material Defaults. Neither the Company, the Subsidiaries, nor the Manager has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults could reasonably be expected to have a Material Adverse Effect. The Company has not filed a report pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of its last Annual Report on Form 10-K, indicating that it (i) has failed to pay any dividend or sinking fund installment on preferred stock or (ii) has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults could reasonably be expected to have a Material Adverse Effect.

          (v)  Certain Market Activities. Neither the Company nor, to the Company’s knowledge, the Subsidiaries, nor the Manager, nor any of their respective directors, officers or controlling persons has taken, directly or indirectly, any action designed, or that has constituted or might reasonably be expected to cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Placement Shares.

          (w)  Broker/Dealer Relationships. Except for Thornburg Securities Corporation which shall in no way participate in the sale of Placement Shares, neither the Company nor any of the Subsidiaries, or related entities (including the Manager) (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) directly or indirectly through one or more intermediaries, controls or is a “person associated with a [NASD] member” or “associated person of a [NASD] member” (within the meaning of Article I of the Bylaws of the National Association of Securities Dealers, Inc. (“NASD”).

          (x)  Investment Portfolio; Property. As of the date of this Agreement, the investment portfolio (other than cash and cash equivalents) of the Company consists of adjustable and variable-rate mortgage securities and adjustable and variable-rate mortgage loans. As of the date of this Agreement, the derivative financial instruments held by the Company consist solely of interest rate cap agreements, eurodollar futures contracts and interest rate swap agreements. As of the date of this Agreement and except as otherwise disclosed in the Prospectus, the Company has no plan or intention to materially alter its stated investment policies and operating policies and strategies, as such are described in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, including making any change to any stated investment percentages or guidelines or the stated equity-to-assets ratio currently employed by the Company and the Subsidiaries. The Company and the Subsidiaries have good and marketable title to all properties and assets owned, directly or indirectly, by the Company and the Subsidiaries, in each case free and clear of any security interests, liens, encumbrances, equities, claims and other defects (except for any security interest, lien, encumbrance or claim that may otherwise exist under any applicable repurchase agreement), except such as do not interfere with the use made or proposed to be made of such property or asset by the Company and the Subsidiaries. Except for real estate properties owned by the Company as a result of foreclosure on delinquent loans, if any, the Company and the Subsidiaries do not own any real property. Any real property and buildings held under lease by the Company, the Subsidiaries are held under valid, existing and enforceable leases, with such exceptions as are disclosed in the Prospectus or are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company and the Subsidiaries.

          (y)  No Reliance. The Company has not relied upon CF&Co or legal counsel for CF&Co for any legal, tax or accounting advice in connection with the offering and sale of the Placement Shares.

          (z)  Taxes. The Company and, to the Company’s knowledge, each of the Subsidiaries has filed on a timely basis (taking into account all applicable extensions) all necessary federal, state, local and foreign income and franchise tax returns, if any such returns were required to be filed, through the date hereof and have paid all taxes shown as due thereon except for any failure to file or pay which would not reasonably be expected to have a Material Adverse Effect. No tax deficiency has been asserted against the Company or, to the Company’s knowledge, any of the Subsidiaries, nor does the Company know of any tax deficiency that is likely to be asserted against any such entity that, if determined adversely to any such entity, could reasonably be expected to have a Material Adverse Effect. All tax liabilities, if any, are adequately provided for on the books of the Company and, to the Company’s knowledge, the Subsidiaries.

          (aa)  Intellectual Property. The Company and, to the Company’s knowledge, each Subsidiary owns or possesses adequate license or other rights to use all patents, trademarks, service marks, trade names, copyrights, software and design licenses, trade secrets, manufacturing processes, other intangible property rights and know-how, if any (collectively, “Intangibles”), necessary to entitle the Company and, to the Company’s knowledge, each Subsidiary to conduct its business as described in the Prospectus, and neither the Company nor, to the Company’s knowledge, any of the Subsidiaries has received notice of infringement of or conflict with (and knows of no such infringement of or conflict with) asserted rights of others with respect to any Intangibles which could have a Material Adverse Effect.

          (bb)  Lending Licenses. TMHL owns or possesses adequate and validly issued licenses, or is otherwise authorized by law, to originate loans as a mortgage lender in all states in which TMHL has originated or is currently originating loans. As of the date of this Agreement, TMHL is licensed, or is otherwise authorized by law, to originate loans in each of the jurisdictions set forth on Schedule 2 annexed thereto. To the knowledge of the Company and the Manager, all third-party service providers used, employed, hired or otherwise contracted with by the Company or any of the Subsidiaries have obtained all necessary licenses or other relevant authorization to do business in all jurisdictions in which such third-party service providers do business on behalf of the Company or the Subsidiaries.

          (cc)  Internal Controls. Each of the Company and the Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (dd)  No Violation of Laws. Neither the Company nor, to the Company’s knowledge, any Subsidiary, or the Manager is in violation, and none of them has received notice of any violation with respect to, any applicable environmental, safety or similar law applicable to its business and that could reasonably expect to result in a Material Adverse Effect. The Company and, to the Company’s knowledge, each Subsidiary, and the Manager have received all permits, licenses or other approvals required of them under applicable federal and state occupational safety and health and environmental laws and regulations to conduct their businesses, and the Company and, to the Company’s knowledge, each Subsidiary, and the Manager is in compliance with all terms and conditions of any such permit, license or approval, except any such violation of law or regulation, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals that could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (ee)  Finder’s Fees. Neither the Company, nor the Subsidiaries, has incurred any liability for any finder’s fees or similar payments in connection with the transactions herein contemplated, except as may otherwise exist with respect to CF&Co pursuant to this Agreement.

          (ff)  Labor Disputes. To the Company’s knowledge, there are no existing or threatened labor disputes with the employees of the Company or any Subsidiary, or the Manager that could reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

          (gg)  REIT. The Company is organized in conformity with the requirements for qualification and taxation as a “real estate investment trust” (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). The proposed method of operation of the Company as described in the Prospectus will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code, and no actions have been taken (or not taken that are required to be taken) that would cause such qualification to be lost. The Company intends to continue to operate in a manner that would permit it to qualify as a REIT under the Code. The Company has no intention of changing its operations or engaging in activities that would cause it to fail to qualify, or make economically undesirable its continued qualification, as a REIT.

          (hh)  Investment Company Act. Neither the Company, nor any of the Subsidiaries, after giving effect to the offering and sale of the Placement Shares, will be an “investment company”

or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

          (ii)  Casualty. Neither the Company nor, to the Company’s knowledge, any of the Subsidiaries has sustained since the date of the last audited financial statements included in the Registration Statement, and the Prospectus any loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, in each case that is likely either individually or in the aggregate to have a Material Adverse Effect.

          (jj)  Sarbanes-Oxley Compliance. The Company is in compliance with all presently applicable provisions of the Sarbanes-Oxley Act and is actively taking steps to ensure that it will be in compliance with other applicable provisions of the Sarbanes-Oxley Act upon the effectiveness of such provisions.

          (kk)  Underwriter Agreements. The Company is not a party to any agreement with an agent or underwriter for any other “at-the-market” or continuous equity transaction.

          (ll)  Management Agreement. The Manager has full legal right, power and authority to perform its duties in accordance with and under the Amended and Restated Management Agreement, dated as of July 1, 2004, between the Company and the Manager (the “Management Agreement”), and to consummate the transactions contemplated therein. The Management Agreement has been duly authorized, executed and delivered by the Manager and constitutes a valid and binding agreement of the Manager, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles. To the knowledge of the Company, there is no breach of, or default under (nor has any event occurred which with notice, lapse of time, or both would constitute a breach of, or default under), the Management Agreement by the Manager.

          (mm)  ERISA. The Company and the Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”). No “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company and the Subsidiaries would have any liability. The Company and the Subsidiaries have not incurred and do not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Code. Each “pension plan” for which the Company or the Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

          (nn)  Forward Looking Statements. No forward looking statement within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act contained in the Prospectus, the Registration Statement, or any other document filed with the Commission has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

          (oo)  CF&Co Purchases. The Company acknowledges and agrees that CF&Co has informed the Company that CF&Co may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell shares of Common Stock for its own account while this Agreement is in effect provided that (i) no such purchase or sales shall take place while a Placement Notice is in effect (except to the extent CF&Co may engage in sales of Placement Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity) and (ii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by CF&Co.

          (pp)  No Improper Practices. (i) No relationship, direct or indirect, exists between or among the Company or, to the Company’s knowledge, any Subsidiary or any affiliate of any of them, on the one hand, and the directors, officers and stockholders of the Company or, to the Company’s knowledge, any Subsidiary, on the other hand, that is required by the Securities Act to be described in the Registration Statement and the Prospectus that is not so described; (ii) no relationship, direct or indirect, exists between or among the Company or any Subsidiary or any affiliate of them, on the one hand, and the directors, officers, stockholders or directors of the Company or any Subsidiary, on the other hand, that is required by the rules of the NASD to be described in the Registration Statement and the Prospectus that is not so described; and (iii) other than as described in the Registration Statement or the Prospectus, there are no material outstanding loans or advances or material guarantees of indebtedness by the Company or, to the Company’s knowledge, any Subsidiary, or the Manager to or for the benefit of any of their respective officers or directors or any of the members of the families of any of them.

     7.   Covenants of the Company. The Company covenants and agrees with CF&Co that:

          (a)  Registration Statement Amendments. After the date of this Agreement and during any period in which a Prospectus relating to any Placement Shares is required to be delivered by CF&Co under the Securities Act, (i) the Company will notify CF&Co promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the Commission and/or has become effective or any subsequent supplement (other than supplements related to the offer and sale of the Company’s securities) to the Prospectus has been filed and of any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or for additional information, (ii) the Company will prepare and file with the Commission, promptly upon CF&Co’s request, any amendments or supplements to the Registration Statement or Prospectus that, in CF&Co’s and the Company’s reasonable judgment, may be necessary or advisable in connection with the distribution of the Placement Shares by CF&Co (provided, however, that the failure of CF&Co to make such request shall not relieve the Company of any obligation or liability hereunder, or affect CF&Co’s right to rely on the representations and warranties made by the Company in this Agreement); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus relating to the Placement Shares (except for documents incorporated by reference) unless a copy thereof has been submitted to CF&Co a reasonable period of time before the filing and CF&Co has not reasonably objected thereto (provided, however, (A) that the failure of CF&Co to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect CF&Co’s right to rely on the representations and warranties made by the Company in this Agreement and (B) that the Company has no obligation to provide

CF&Co any advance copy of such filing or to provide CF&Co an opportunity to object to such filing if such filing does not name CF&Co or does not relate to the transactions contemplated hereunder) and the Company will furnish to CF&Co at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will cause each amendment or supplement to the Prospectus to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act or, in the case of any document to be incorporated therein by reference, to be filed with the Commission as required pursuant to the Exchange Act, within the time period prescribed (the determination to file or not file any amendment or supplement with the Commission under this Section 7(a), based on the Company’s reasonable opinion or reasonable objections, shall be made exclusively by the Company).

          (b)  Notice of Commission Stop Orders. The Company will advise CF&Co, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and it will promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued.

          (c)  Delivery of Prospectus; Subsequent Changes. During any period in which a Prospectus relating to the Placement Shares is required to be delivered by CF&Co under the Securities Act with respect to the offer and sale of the Placement Shares, the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and will file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify CF&Co to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

          (d)  Listing of Placement Shares. During any period in which the Prospectus relating to the Placement Shares is required to be delivered by CF&Co under the Securities Act with respect to the offer and sale of the Placement Shares, the Company will use its commercially reasonable efforts to cause the Placement Shares to be listed on the Exchange and to qualify the Placement Shares for sale under the securities laws of such jurisdictions as CF&Co reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Shares; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation or dealer in securities or file a general consent to service of process in any jurisdiction.

          (e)  Delivery of Registration Statement and Prospectus. The Company will furnish to CF&Co and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during any period in which a Prospectus relating to the Placement Shares is required to be delivered under the Securities Act (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as CF&Co may from time to time reasonably request and, at CF&Co’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to CF&Co to the extent such document is available on EDGAR.

          (f)  Earnings Statement. The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act.

          (g)  Expenses. Each party hereto shall be responsible for its own costs and expenses incurred in connection with entering into this Agreement and performing its obligations hereunder. For the avoidance of doubt, the Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated in accordance with the provisions of Section 11 hereunder, will pay all expenses incident to the performance of its obligations hereunder, including, but not limited to, expenses relating to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto, (ii) the preparation, issuance and delivery of the Placement Shares, (iii) the qualification of the Placement Shares under securities laws in accordance with the provisions of Section 7(d) of this Agreement, including filing fees and any reasonable fees or disbursements of counsel for CF&Co in connection therewith, (iv) the printing and delivery to CF&Co of copies of the Prospectus and any amendments or supplements thereto, and of this Agreement, (v) the fees and expenses incurred in connection with the listing or qualification of the Placement Shares for trading on the Exchange, or (vi) filing fees and expenses, if any, of the Commission and the NASD Corporate Finance Department.

          (h)  Use of Proceeds. The Company will use the Net Proceeds as described in the Prospectus and, in any case, for general corporate purposes only, in the ordinary course of its business and consistent with past practice and, without limiting the generality of the foregoing, shall not use such proceeds to make a loan to any employee, officer, director or stockholder of the Company (other than loans made to new employees as a condition of employment or to existing employees as part of the Company’s ongoing employee loan program), to repay any loan or other obligation of the Company to any such person or to repurchase or pay a dividend on shares of Common Stock or other securities of the Company (in any such case, regardless of whether such loan or payment was authorized by the Company’s Board of Directors prior to the date hereof).

          (i)  Notice of Other Sales. During the pendency of any Placement Notice given hereunder, the Company shall provide CF&Co notice as promptly as reasonably possible before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any shares of Common Stock (other than Placement Shares offered pursuant to the provisions of this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire Common Stock; provided, that such notice shall not be required in connection with the issuance or sale of Common Stock pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan.

          (j)  Change of Circumstances. The Company will, at any time during the term of this Agreement, as supplemented from time to time, advise CF&Co immediately after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document required to be provided to CF&Co pursuant to this Agreement.

          (k)  Due Diligence Cooperation. The Company will cooperate with any due diligence review conducted by CF&Co or its agents, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours, as CF&Co may reasonably request.

          (l)  Required Filings Relating to Placement of Placement Shares. The Company agrees that on or prior to the first Business Day after the end of each calendar week during which sales of Placement Shares were made by CF&Co in other than at the market transactions or on such earlier date as the Securities Act may require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act (each and every filing under Rule 424(b), a “Filing Date”), which prospectus supplement will set forth, within the relevant period, the amount of Placement Shares sold through CF&Co, the Net Proceeds to the Company and the compensation payable by the Company to CF&Co with respect to such Placement Shares, and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.

          (m)  Representation Dates; Certificate. During the term of this Agreement, (i) when the Company files a Prospectus relating to the Placement Shares, and each time thereafter that the Company (ii) amends or supplements the Registration Statement or the Prospectus relating to the Placement Shares (other than any amendment or supplement to the Prospectus directly relating to an offer and sale of the Company’s securities, including any prospectus supplement filed in accordance with Section 7(l) of this Agreement) by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of document(s) by reference to the Registration Statement or the Prospectus relating to the Placement Shares; (iii) files an annual report on Form 10-K under the Exchange Act; (iv) files its quarterly reports on Form 10-Q under the Exchange Act; (v) files a report on Form 8-K containing amended financial information (other than an earnings release, to “furnish” information pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassifications of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act or (vi) files a Form 8-K under the Exchange Act for any other purpose (other than to “furnish” information pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure relating to the offer and sale of the Company’s securities) (each date of filing of one or more of the documents referred to in clauses (i) through (vi) shall be a "Representation Date"); the Company shall furnish CF&Co (but in the case of clause (vi) above only if CF&Co has notified the Company and Company Counsel (as defined below) that it has reasonably determined that the information contained in such Form 8-K is material) with a certificate, within five (5) Trading Days of each Representation Date, substantially in the form attached hereto as Exhibit 7(m). The requirement to provide a certificate under this Section 7(m) shall be waived for any Representation Date occurring during a fiscal quarter during which the Company does not intend to tender a Placement Notice to CF&Co or sell Placement Shares prior to the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Company files its annual report on Form 10-K. Notwithstanding the foregoing, if the Company subsequently decides to tender a Placement Notice or sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide CF&Co with a certificate under this Section 7(m), then before CF&Co either accepts the Placement Notice or sells any Placement Shares, the Company shall provide CF&Co with a certificate, in the form attached hereto as Exhibit 7(m), dated the date of the Placement Notice .

          (n)  Legal Opinion. On the date of the first Placement Notice given hereunder and thereafter within five (5) Trading Days of each Representation Date, the Company shall cause to be furnished to CF&Co with a written opinion of Dechert LLP (the “Company Counsel”), dated the Representation Date, substantially similar to the form attached hereto as Exhibit 7(n)(1) (for the filing of the Prospectus relating to the Placement Shares), and Exhibit 7(n)(2) (for subsequent dates), but modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of such opinion, counsel may furnish CF&Co with a letter to the effect that CF&Co may rely on a prior opinion delivered under this Section 7(n) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date). The requirement to provide an opinion of Company Counsel under this Section 7(n) shall be waived for any Representation Date occurring during a fiscal quarter during which the Company does not intend to tender a Placement Notice to CF&Co or sell Placement Shares prior to the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Company files its annual report on Form 10-K. Notwithstanding the foregoing, if the Company subsequently decides to tender a Placement Notice or sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide CF&Co with an opinion from Company Counsel under this Section 7(n), then before CF&Co either accepts the Placement Notice or sells any Placement Shares, the Company shall provide CF&Co with an opinion from Company Counsel dated the date of the Placement Notice .

          (o)  Comfort Letter. On the date of the first Placement Notice given hereunder and thereafter within five (5) Trading Days of the Representation Date or any period in which the Prospectus relating to the Placement Shares is required to be delivered by CF&Co, each time that the Registration Statement is amended or the Prospectus supplemented to include additional amended financial information or there is filed with the Commission any document incorporated by reference into the Prospectus that contains additional amended financial information (other than an earnings release, to “furnish” information pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassifications of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144), the Company shall cause its independent accountants to furnish CF&Co letters (the "Comfort Letters"), dated the date of such Representation Date, in form and substance satisfactory to CF&Co, (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the "Initial Comfort Letter") and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter. The requirement to provide a Comfort Letter under this Section 7(o) shall be waived for any Representation Date occurring during a fiscal quarter during which the Company does not intend to tender a Placement Notice to CF&Co or sell Placement Shares prior to the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Company files its annual report on Form 10-K. Notwithstanding the foregoing, if the Company subsequently decides to tender a Placement Notice or sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide CF&Co with a Comfort Letter under this Section 7(o), then before CF&Co either accepts the Placement Notice or sells any Placement Shares, the Company shall provide CF&Co with a Comfort Letter dated the date of the Placement Notice .

          (p)  Market Activities. The Company will not, directly or indirectly take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Placement Shares.

          (q)  Insurance. The Company and its Subsidiaries shall maintain, or cause to be maintained, insurance in such amounts and covering such risks as is reasonable and customary for companies engaged in similar businesses in similar industries.

          (r)  Compliance with Laws. The Company, each of its Subsidiaries, and the Manager shall maintain, or cause to be maintained, all material environmental permits, licenses and other authorizations required by federal, state and local law in order to conduct their businesses as described in the Prospectus, and the Company and each of its Subsidiaries shall conduct their businesses, or cause their businesses to be conducted, in substantial compliance with such permits, licenses and authorizations and with applicable environmental laws, except where the failure to maintain or be in compliance with such permits, licenses and authorizations could not reasonably be expected to have a Material Adverse Effect.

          (s)  Affirmation. Each authorization or Placement Notice issued by the Company to CF&Co to solicit offers to purchase Placement Shares shall be deemed to be an affirmation that the representations and warranties made by it in this Agreement are true and correct in all material respects at the time such Placement Notice is issued, except to the extent such representation and warranty is solely as of a specific date, and that the Company has complied in all material respects with all of the agreements to be performed by it hereunder at or prior to such time.

          (t)  REIT Treatment. The Company will operate in conformity with the requirements for qualification and taxation of the Company as a REIT under the Code, and the Company will take all reasonable efforts to enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent tax years.

          (u)  Investment Company Act. Neither the Company, the Subsidiaries, nor the Manager will be or become, at any time prior to the termination of this Agreement, an “investment company,” as such term is defined in the Investment Company Act, assuming no change in the Commission’s current interpretation as to entities that are not considered an investment company.

          (v)  Securities Act and Exchange Act. The Company will comply with all requirements imposed upon it by the Securities Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Shares as contemplated by the provisions hereof and the Prospectus.

          (w)  Sarbanes-Oxley Act. The Company and the Subsidiaries will maintain and keep accurate books and records reflecting their assets and maintain internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit the preparation of the Company’s consolidated financial statements and to maintain accountability for the assets of the Company and the Subsidiaries, (iii) access to the assets of the Company and the Subsidiaries is permitted only in accordance with management’s authorization, and (iv) the recorded accounts of the assets of the Company and the Subsidiaries are compared with existing assets at reasonable intervals. The Company and the Subsidiaries will maintain such controls and other procedures, including, without limitation, those required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the applicable regulations thereunder that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Principal Financial Officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to ensure that material information relating to the Company and the Subsidiaries is made known to them by others within those entities, particularly during the period in which such periodic reports are being prepared. The Company and the Subsidiaries will comply with all effective applicable provisions of the Sarbanes-Oxley Act.

     8.   Conditions to CF&Co’s Obligations. The obligations of CF&Co hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the due performance by the Company of its obligations hereunder, to the completion by CF&Co of a due diligence review satisfactory to CF&Co in its reasonable judgment, and to the continuing satisfaction (or waiver by CF&Co in its sole discretion) of the following additional conditions:

          (a)  Registration Statement Effective. The Registration Statement shall have become effective and shall be available for the sale of (i) all Placement Shares issued pursuant to all prior Placements and not yet sold by CF&Co and (ii) all Placement Shares contemplated to be issued by the Placement Notice relating to such Placement.

          (b)  No Material Notices. None of the following events shall have occurred: (i) receipt by the Company of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any statement made in the Registration Statement or the Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (c)  No Misstatement or Material Omission. CF&Co shall not have advised the Company that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in CF&Co’s opinion is material, or omits to state a fact that in CF&Co’s opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

          (d)  Material Changes. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission, there shall not have been any material adverse change, on a consolidated basis, in the authorized capital stock of the Company or any Material Adverse Effect, or any development that could reasonably be expected to cause a Material Adverse Effect, or a downgrading in or withdrawal of the rating assigned to any of the Company’s securities by any rating organization or a public announcement by any rating organization that it has under surveillance or review its rating of any of the Company’s securities, the effect of which, in the case of any such action by a rating organization described above, in the sole judgment of CF&Co (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the Prospectus.

          (e)  Legal Opinion. CF&Co shall have received the opinion of Company Counsel required to be delivered pursuant to Section 7(n) on or before the date on which such delivery of such opinion is required pursuant to Section 7(n).

          (f)  Comfort Letter. CF&Co shall have received the Comfort Letter required to be delivered pursuant to Section 7(o) on or before the date on which such delivery of such opinion is required pursuant to Section 7(o).

          (g)  Representation Certificate. CF&Co shall have received the certificate required to be delivered pursuant to Section 7(m) on or before the date on which delivery of such certificate is required pursuant to Section 7(m).

          (h)  No Suspension. Trading in the Shares shall not have been suspended on the Exchange.

          (i)  Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7(m), the Company shall have furnished to CF&Co such appropriate further information, certificates and documents as CF&Co may reasonably request. All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof. The Company will furnish CF&Co with such conformed copies of such opinions, certificates, letters and other documents as CF&Co shall reasonably request.

          (j)  Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the giving of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

          (k)  Approval for Listing. The Placement Shares shall either have been (i) approved for listing on the Exchange, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Shares on the Exchange at, or prior to, the giving of any Placement Notice.

          (l)  No Termination Event. There shall not have occurred any event that would permit CF&Co to terminate this Agreement pursuant to Section 11(a).

     9.   Indemnification and Contribution.

          (a)  Company Indemnification. The Company agrees to indemnify and hold harmless CF&Co, the directors, officers, partners, employees and agents of CF&Co and each person, if any, who (i) controls CF&Co within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or (ii) is controlled by or is under common control with CF&Co (a “CF&Co Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all investigative, legal and other expenses reasonably incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 9(a)) of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which CF&Co, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement to the Registration Statement or the Prospectus, (ii) the omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading or (iii) any breach by any of the indemnifying parties of any of their respective representations, warranties and agreements contained in this Agreement; provided, however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of the Placement Shares pursuant to this Agreement and is caused directly or indirectly by an untrue statement or omission made in reliance on and in conformity with information relating to CF&Co and furnished in writing to the Company by CF&Co expressly stating that such information is intended for inclusion in any document described in clause (a)(i) above. This indemnity agreement will be in addition to any liability that the Company might otherwise have.

          (b)  CF&Co Indemnification. CF&Co agrees to indemnify and hold harmless the Company and its directors and each officer of the Company who signed the Registration Statement, and each person, if any, who (i) controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Company (a “Company Affiliate”) against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 9(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information relating to CF&Co and furnished to the Company by CF&Co expressly stating that such information is intended for inclusion in any document as described in Section 9(a)(i).

          (c)  Procedure. Any party that proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 9, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 9 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 9 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 9 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

          (d)  Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 9 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or CF&Co, the Company and CF&Co will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than CF&Co, such as persons who control the Company within the meaning of the Securities Act, officers of the Company who signed the Registration Statement and directors of the Company, who also may be liable for contribution) to which the Company and CF&Co may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and CF&Co on the other. The relative benefits received by the Company on the one hand and CF&Co on the other hand shall be deemed to be in the same proportion as the total net proceeds from the sale of the Placement Shares (before deducting expenses) received by the Company bear to the total compensation (before deducting expenses) received by CF&Co from the sale of Placement Shares on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and CF&Co, on the other, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or CF&Co, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and CF&Co agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 9(d) shall be deemed to include, for the purpose of this Section 9(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 9(c) hereof. Notwithstanding the foregoing provisions of this Section 9(d), CF&Co shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9(d), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of CF&Co, will have the same rights to contribution as that party, and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 9(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 9(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 9(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 9(c) hereof.

     10.   Survival of Representations and Agreements. During the time that a prospectus relating to the Placement Shares is required to be delivered by CF&Co, all representations and warranties of the Company herein given pursuant to the terms of this Agreement shall remain operative and in full force and effect, as of the date on which they were made, regardless of (i) any investigation made by or on behalf of CF&Co, any controlling persons, or the Company (or any of their respective officers, directors or controlling persons) or (ii) delivery and acceptance of the Placement Shares and payment therefor.

     11.   Termination.

          (a)  CF&Co shall have the right by giving notice as hereinafter specified at any time to terminate this Agreement if (i) any Material Adverse Effect, or any development that has actually occurred and that is reasonably expected to cause a Material Adverse Effect has occurred that, in the reasonable judgment of CF&Co, may materially impair the ability of CF&Co to sell the Placement Shares hereunder, (ii) the Company shall have failed, refused or been unable to perform any agreement on its part to be performed hereunder; provided, however, in the case of any failure of the Company to deliver (or cause another person to deliver) any certification, opinion, or letter required under Sections 7(m), 7(n), or 7(o), CF&Co’s right to terminate shall not arise unless such failure to deliver (or cause to be delivered) continues for more than thirty (30) days from the date such delivery was required; or (iii) any other condition of CF&Co’s obligations hereunder is not fulfilled, or (iv), any suspension or limitation of trading in the Placement Shares or in securities generally on the Exchange shall have occurred. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(g) (Expenses), Section 7(u) (Investment Company), Section 9 (Indemnification), Section 16 (Applicable Law; Consent to Jurisdiction) and Section 17 (Waiver of Jury Trial) hereof shall remain in full force and effect notwithstanding such termination. If CF&Co elects to terminate this Agreement as provided in this Section 11(a), CF&Co shall provide the required notice as specified in Section 12 (Notices).

          (b)  The Company shall have the right, by giving thirty (30) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time following the period of three (3) months after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(g), Section 7(u), Section 9, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

          (c)  CF&Co shall have the right, by giving thirty (30) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time following the period of three (3) months after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(g), Section 7(u), Section 9, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

          (d)  This Agreement shall remain in full force and effect unless terminated pursuant to Sections 11(a), (b), or (c) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 7(g), Section 7(u), Section 9, Section 16 and Section 17 shall remain in full force and effect.

          (e)  Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by CF&Co or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

     12.   Notices.

          All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing and if sent to CF&Co, shall be delivered to CF&Co at Cantor Fitzgerald & Co., 110 East 59th Street, New York, New York 10022, fax no. (212) 829-4972, Attention: ITD-Investment Banking, with copies to Stephen Merkel, General Counsel, at the same address, and DLA Piper Rudnick Gray Cary US LLP, 1251 Avenue of the Americas, New York, NY 10020, fax no. (212) 884-8494, Attention: Dean M. Colucci; or if sent to the Company, shall be delivered to Thornburg Mortgage, Inc., 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, fax no. (505) 989-8156, attention: Larry A. Goldstone, with a copy to Dechert LLP, 4675 MacArthur Court, Suite 1400, Newport Beach, California, 92660, fax no. (949) 442-6010, attention: Michael B. Jeffers, Esq. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

     13.   Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and CF&Co and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 9 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

     14.   Adjustments for Stock Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any stock split, stock dividend or similar event effected with respect to the Placement Shares.

     15.   Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and placement notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and CF&Co. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

     16.   Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

     17.   Waiver of Jury Trial. The Company and CF&Co each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this agreement or any transaction contemplated hereby.

     18.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

[Remainder of Page Intentionally Blank]

          If the foregoing correctly sets forth the understanding between the Company and CF&Co, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and CF&Co.

Very truly yours,

THORNBURG MORTGAGE, INC.

By:	/s/ Larry A. Goldstone

Name: Larry A. Goldstone
Title: President and Chief Operating Officer

ACCEPTED AND AGREED TO as of the date first-above written, only as to the representations and warranties of the Manager as set forth in Section 6 hereof.

THORNBURG MORTGAGE ADVISORY CORPORATION

By:	/s/ Larry A. Goldstone

Name: Larry A. Goldstone
Title: Managing Director

ACCEPTED as of the date first-above written: CANTOR FITZGERALD & CO.
By:	/s/ Philip Marber
Philip Marber
CEO & President Equity Capital Markets